Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES

THIRD QUARTER 2018 EARNINGS

OAKLAND, MARYLAND—November 7, 2018: First United Corporation (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), announces that consolidated net income available to common shareholders was $8.3 million for the first nine months of 2018, compared to $5.3 million for the same period of 2017. Basic and diluted net income per common share for the first nine months of 2018 were both $1.17, compared to basic and diluted net income per common share of $.77 for the same period of 2017. The increase in earnings was primarily due to an increase in net interest income of $3.3 million, an increase of $.5 million in wealth management income, a $.6 million decrease in provision for loan loss expense, and a decrease of $1.0 million in preferred stock dividends due to the redemptions of $10.0 million in shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) in both November 2016 and March 2017. These changes were offset by a $1.8 million increase in salaries and benefits attributable to new hires in late 2017, merit increases, and an increase in life and health insurance related to increased claims, an increase of $.6 million in equipment, occupancy and data processing expenses in the first nine months of 2018, and an increase in other real estate owned (“OREO”) expenses due primarily to valuation allowance write-downs on properties in the first nine months of 2018. The net interest margin for the first nine months of 2018, the year ended December 31, 2017 and the first nine months of 2017, on a fully tax equivalent (“FTE”) basis, was 3.73%, 3.37% and 3.36%, respectively.

Consolidated net income available to common shareholders was $2.8 million for the third quarter of 2018, compared to $1.8 million for the same period of 2017. Basic and diluted net income per common share for the third quarter of 2018 were both $.39, compared to basic and diluted net income per common share of $.25 for the same period of 2017. The increase in earnings was primarily due to an increase in net interest income of $1.2 million, an increase of $.2 million in wealth management income, a decrease of $.2 million in preferred stock dividends due to the above-mentioned redemptions of Series A Preferred Stock. These changes were offset by a $.6 million increase in salaries and benefits attributable to new hires in late 2017, merit increases and an increase in life and health insurance related to increased claims, an increase of $.3 million in equipment, occupancy and data processing expenses in the third quarter of 2018, and an increase in OREO expenses primarily due to valuation allowance write-downs on properties in the third quarter of 2018. The net interest margin for the third quarter of 2018, the year ended December 31, 2017 and the third quarter of 2017, on an FTE basis, was 3.79%, 3.37% and 3.37%, respectively.

According to Carissa L. Rodeheaver, Chairman, President and Chief Executive Officer, “We are encouraged to see our balance sheet growing as a result of both mortgage and commercial loan growth. The loan pipeline remained robust at the end of the quarter as we continued to deepen existing customer relationships and to build new relationships.  Our associates have done an outstanding job of maintaining our cost of funds as the interest rates have increased on our loan portfolio, resulting in a strong net interest margin.  Our focus for the remainder of this year and the beginning of 2019 will be to grow our deposit base.”

Financial Highlights Comparing the Nine and Three Months Ended September 30, 2018 and 2017:

•	The ratio of the allowance for loan losses (“ALL”) to loans outstanding was 1.07% at September 30, 2018, 1.12% at December 31, 2017 and 1.21% at September 30, 2017.

•	Provision for loan losses was $1.2 million for the nine months ended September 30, 2018 and $1.8 million for the nine months ended September 30, 2017. Provision for loan losses was $.5 million for the third quarter of 2018 compared to $.9 million for the third quarter of 2017. The reduction in provision expense in 2018 was primarily driven by a reduction of historical loss factors due to the roll-off of a $1.5 million charge off.

•	Net interest income increased $3.3 million when comparing the nine-month periods ended September 30, 2018 and September 30, 2017. Interest income, when comparing these same periods, increased $3.4 million due primarily to increased interest and fees on the loan portfolio due to loans repricing at higher rates, new loans booked at higher rates as well as the collection of interest and late charges on a payoff of a commercial non-accrual loan in the first quarter of 2018.

•	Net interest income increased $1.2 million when comparing the third quarter of 2018 to the third quarter of 2017. Interest income, when comparing these same periods, increased $1.4 million. Interest expense increased by $.2 million due primarily to increased pricing on the full relationship customers offset by lower borrowing costs.

•	Other operating income increased $.8 million during the first nine months of 2018 when compared to the same period of 2017. This increase was primarily attributable to increased trust and brokerage income, service charges and net gains from the investment portfolio. These increases were offset by slight declines in Bank Owned Life Insurance (“BOLI”) and other income.

•	Other operating income increased $.1 million during the third quarter of 2018 when compared to the same period of 2017. This increase was primarily attributable to increased trust and brokerage income and net gains on the investment portfolio.

•	Operating expenses increased $3.0 million in the first nine months of 2018 when compared to the same period of 2017. The increase was due primarily to a $1.8 million increase in salaries and benefits attributable to new hires in late 2017, merit increases and an increase in life and health insurance related to increased claims. The increase of $.6 million in equipment, occupancy and data processing expenses is due to increased depreciation expense related to the branch renovation projects and new digital services implemented during the first nine months of 2018 as compared to the same period of 2017. OREO expenses increased due primarily to valuation allowance write-downs on properties.

•	Operating expenses increased $1.1 million in the third quarter of 2018 when compared to the same period of 2017. The increase was due primarily to a $.6 million increase in salaries and benefits as previously discussed. An increase of $.3 million in equipment, occupancy and data processing expenses was related to increased depreciation expense and digital services as discussed above, and an increase in OREO expenses also discussed above.

Balance Sheet Overview

Total assets increased $11.4 million when comparing September 30, 2018 to December 31, 2017. During the first nine months of 2018, cash and interest-bearing deposits in other banks decreased $60.2 million due to the purchase of two loan pools of approximately $25.0 million in the first quarter of 2018, and the continued funding of loan growth. The investment portfolio decreased $7.7 million and gross loans increased $71.5 million. Premises and equipment increased $6.0 million due to bank-wide branch renovation projects associated with our new brand efforts. OREO balances decreased due to sales of properties as well as valuation allowance write-downs. Other assets increased $4.0 million due to the timing of cash receipts in a receivable account for the trust department. Total liabilities decreased $4.2 million during the first nine months of 2018 primarily due to a $20.0 million reduction in long-term borrowings due to the repayment of two FHLB advances totaling $5.0 million at maturity in January 2018 and the shift of a $15.0 million FHLB advance from long-term borrowings to short-term borrowings at maturity on April 30, 2018. These decreases were offset by an increase in short-term borrowings of $38.0 million, primarily overnight borrowings, related to the shift of $15.0 million from long-term borrowings, a decrease of total deposits and funding used for increased loan demand.

Comparing September 30, 2018 to December 31, 2017, outstanding loans increased by $71.5 million (8.0%). Commercial real estate (“CRE”) loans increased $9.6 million due primarily to several new large relationships in the first nine months of 2018. Acquisition and development (“A&D”) loans increased $3.2 million. Commercial and industrial (“C&I”) loans increased $21.8 million due to several new relationships as well as new balances during the third quarter for several large existing relationships. Residential mortgages increased $26.8 million primarily due to the purchase of a $15.0 million 1-4 family mortgage pool in February 2018, and in-house growth continuing in our professional program, offset slightly by amortization on existing balances. The consumer portfolio increased $10.1 million due to the purchase of a $10.0 million student loan pool in the first quarter of 2018. New production of consumer loans was partially offset by regular amortization. Approximately 28% of the commercial loan portfolio was collateralized by real estate at both September 30, 2018 and December 31, 2017.

Total investment securities available-for-sale decreased by $7.7 million since December 31, 2017. At September 30, 2018, the securities classified as available-for-sale included a net unrealized loss of $7.3 million, which represents the difference between the fair value and amortized cost of securities in the portfolio.

Total deposits decreased $14.8 million during the first nine months of 2018 when compared to deposits at December 31, 2017. During the first nine months of 2018, non-interest bearing deposits increased $12.3 million. This growth was due to new account openings as well as increased balances in existing accounts. Traditional savings accounts increased $1.7 million due to continued growth in our Prime Saver product as well as growth in personal savings accounts. Total demand deposits decreased $9.5 million and total money market accounts decreased $8.8 million due to several large relationships re-allocating cash balances and using funding for expenditures. Time deposits less than $100,000 decreased $6.8 million and time deposits greater than $100,000 decreased $3.7 million. The decrease in time deposits greater than $100,000 was due to the maturity of one large certificate of deposit for a municipality in the first quarter of 2018, offset slightly by new deposits in the third quarter of 2018.

The book value of the Corporation’s common stock was $16.32 per share at September 30, 2018, compared to $15.34 per share at December 31, 2017.

At September 30, 2018, there were 7,084,478 outstanding shares of the Corporation’s common stock.

Net- Interest Income (Tax-Equivalent Basis)

Net interest income, on an FTE basis, increased $3.5 million (11.6%) during the first nine months of 2018 over the same period in 2017 due to a $3.6 million (10.1%) increase in interest income offset slightly by a $.1 million (2.1%) increase in interest expense. The net interest margin for the first nine months of 2018 was 3.73%, compared to 3.36% for the first nine months of 2017.

Comparing the first nine months of 2018 to the same period of 2017, the increase in interest income was due to increases of $3.4 million in interest and fees on loans and $.4 million in interest income on investments. The increase in interest and fees on loans was due primarily to an increase in the rate earned of 30 basis points attributable to loans repricing, new loans booked at higher rates and increased balances related to the purchases of a $10.0 million student loan pool and a $15.0 million pool of 1-4 family mortgage loans in the first quarter of 2018. The increase in investment interest income was due primarily to an increase in the rate earned of 24 basis points related to the CDO portfolio.

Interest expense on our interest-bearing liabilities increased by $.1 million during the nine months ended September 30, 2018 when compared to the same period of 2017 due primarily to increases in rates paid on interest-bearing deposits of 46 basis points as pricing pressures continued in all markets. We continued to offer empowered pricing on full relationship customers. The increase was partially offset by a $16.2 million reduction in average long-term borrowings, which resulted from the repayment of two FHLB advances totaling $5.0 million at maturity in January 2018, the shift of a $15.0 million FHLB advance that matured on April 30, 2018 to short-term borrowings, and the repayment of $10.8 million of TPS Debentures held by Trust III in March 2017.

Net interest income, on an FTE basis, increased $1.2 million (11.7%) during the third quarter of 2018 over the same period in 2017 due to a $1.4 million (11.6%) increase in interest income, offset slightly by a $.2 million (11.2%) increase in interest expense. The net interest margin for the third quarter of 2018 was 3.79%, compared to 3.37% for the third quarter of 2017.

Comparing the third quarter of 2018 to the same period of 2017, the increase in interest income was due to increases of $1.5 million in interest and fees on loans and $.1 million in interest income on investments. The increase in interest and fees on loans was due primarily to an increase in the rate earned of 34 basis points attributable to loans repricing at higher rates, new loans booked at higher rates and increased balances related to the purchases of a $10.0 million student loan pool and a $15.0 million pool of 1-4 family mortgage loans in the first quarter of 2018. The increase in investment interest income was due primarily to an increase in the rate earned of 27 basis points related to the CDO portfolio.

Interest expense on our interest-bearing liabilities increased slightly by $.2 million during the third quarter of 2018 when compared to the same period of 2017 due primarily to increased interest expense on deposits as we offered product specials and increased pricing on the full relationship customer.

Asset Quality

The ALL was $10.3 million at September 30, 2018 and $10.0 million at December 31, 2017. The provision for loan losses for the first nine months of 2018 was $1.2 million, compared to $1.8 million for the first nine months of 2017. Net credit losses of $.8 million were recorded for the nine months ended September 30, 2018 and $1.0 million for the nine months ended September 30, 2017. The ratio of the ALL to loans outstanding was 1.07% at September 30, 2018, 1.12% at December 31, 2017, and 1.21% at September 30, 2017.

The ratio of net charge-offs to average loans for the nine months ended September 30, 2018 was an annualized .12%, compared to .15% for the same period of 2017 and .28% for the year ended December 31, 2017. The CRE portfolio had an annualized net charge-off rate of .38% as of September 30, 2018, compared 1.43% as of December 31, 2017. The increased charge-offs in 2017 were related to one large commercial loan. The A&D loans had an annualized net recovery rate of .23% as of September 30, 2018, compared to .11% as of December 31, 2017. The C&I loans had a net recovery rate of .02% as of September 30, 2018, compared to 2.21% as of December 31, 2017. The reduction in recoveries in the C&I portfolio in 2018 was due to a large recovery on a loan on an ethanol plant in the first quarter of 2017 that had been charged off in prior years. The residential mortgage ratios were a net charge-off rate of .01% as of September 30, 2018 and December 31, 2017, and the consumer loan ratios were net charge-off rates of .85% and .53% as of September 30, 2018 and December 31, 2017, respectively.

Non-accrual loans totaled $4.8 million at September 30, 2018, compared to $7.1 million at December 31, 2017. The decrease in non-accrual balances at September 30, 2018 was primarily due to payoffs of two relationships totaling $2.5 million and a charge-off of $.8 million on one relationship, offset by the addition of one large commercial real estate credit of $1.9 million. Non-accrual loans that have been subject to partial charge-offs totaled $.8 million at September 30, 2018, compared to $2.1 million at December 31, 2017. Loans secured by 1-4 family residential real estate properties in the process of foreclosure were $.4 million at September 30, 2018 and December 31, 2017.

Accruing loans past due 30 days or more decreased to .36% of the loan portfolio at September 30, 2018, compared to .63% at December 31, 2017. The decrease for the first nine months of 2018 was due primarily to improvements in the commercial real estate and residential mortgage portfolios.

Non-Interest Income and Non-Interest Expense

Other operating income, exclusive of gains, increased $.6 million during the first nine months of 2018 when compared to the same period of 2017. This increase was primarily attributable to increased trust and brokerage income, service charges and debit card income. These increases were offset by slight declines in BOLI and other income.

Net gains of $.2 million were reported in other income for the first nine months of 2018, compared to net gains of $3 thousand during the same period of 2017. The net gains in 2018 were primarily due to gains in the investment portfolio on a called CDO security at par in the second quarter of 2018.

Other operating income, exclusive of gains, increased $.1 million during the third quarter of 2018 when compared to the same period of 2017. This increase was primarily attributable to increased wealth management income. Both trust and brokerage portfolios had strong third quarters.

Net gains of $9 thousand were reported in other income for the third quarter of 2018, compared to net losses of $11 thousand during the same period of 2017.

Operating expenses increased $3.0 million in the first nine months of 2018 when compared to the same period of 2017. The increase was due primarily to a $1.8 million increase in salaries and benefits attributable to new hires in late 2017, merit increases and an increase in life and health insurance related to increased claims. The increase of $.6 million in equipment, occupancy and data processing expenses is due to increased depreciation expense related to the branch renovation projects and new digital services implemented during the nine months of 2018 as compared to the same period of 2017. OREO expenses increased due primarily to valuation allowance write-downs on properties.

Operating expenses increased $1.1 million in the third quarter of 2018 when compared to the same period of 2017. The increase was due primarily to a $.6 million increase in salaries and benefits attributable to new hires in late 2017, merit increases and an increase in life and health insurance related to increased claims. The increase of $.3 million in equipment, occupancy and data processing expenses was related to increased depreciation expense and digital services as discussed above and OREO expenses increased due to valuation allowance write-downs on properties in the third quarter of 2018.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company with commercial banking powers, and two statutory trusts that are used as financing vehicles. The Bank has four wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company, First OREO Trust, a Maryland statutory trust, and FUBT OREO I, LLC, a Maryland company, both formed for the purposes of holding, servicing and disposing of the real estate that the Bank acquires through foreclosure or by deed in lieu of foreclosure. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

(Dollars in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	unaudited				unaudited
	30-Sep	30-Sep	30-Jun	31-Mar	30-Sep	30-Sep
	2018	2017	2018	2018	2018	2017
EARNINGS SUMMARY
Interest income	$13,264	$11,908	$12,724	$12,362	$38,350	$34,926
Interest expense	$2,008	$1,806	$1,856	$1,780	$5,644	$5,526
Net interest income	$11,256	$10,102	$10,868	$10,582	$32,706	$29,400
Provision for loan losses	$471	$901	$269	$447	$1,187	$1,809
Other Operating Income	$3,797	$3,672	$3,735	$3,676	$11,208	$10,631
Net Gains/(Losses)	$9	$(11)	$147	$34	$190	$3
Other Operating Expense	$11,089	$10,039	$10,625	$10,691	$32,405	$29,368
Income before taxes	$3,502	$2,823	$3,856	$3,154	$10,512	$8,857
Income tax expense	$739	$811	$840	$648	$2,227	$2,556
Net income	$2,763	$2,012	$3,016	$2,506	$8,285	$6,301

Accumulated preferred stock dividends	$-	$225	$-	$-	$-	$990
Net income available to common shareholders	$2,763	$1,787	3,016	$2,506	$8,285	$5,311

	Three Months Ended
	unaudited
	30-Sep	30-Sep	30-Jun	31-Mar
	2018	2017	2018	2018
PER COMMON SHARE
Basic/ Diluted Net Income Per Common Share	$0.39	$0.25	$0.43	$0.35

Book value	$16.32	$15.68	$15.95	$15.73
Closing market value	$18.80	$16.65	$20.45	$19.20
Market Range:
High	$20.95	$16.65	$24.32	$20.25
Low	$18.25	$14.55	$18.50	$16.60

Common shares outstanding at period end	7,084,478	7,067,425	7,082,443	7,067,425

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.84%	0.63%	0.84%	0.76%
Return on average shareholders' equity	9.83%	7.15%	9.94%	9.13%
Net interest margin	3.73%	3.36%	3.71%	3.68%
Efficiency ratio	72.20%	72.70%	72.10%	72.30%

PERIOD END BALANCES	30-Sep		31-Dec	30-Sep
	2018		2017	2017

Assets	$1,347,906	#	$1,336,470	$1,352,324
Earning assets	$1,193,334		$1,129,331	$1,131,497
Gross loans	$964,060		$892,518	$889,905
Commercial Real Estate	$292,794		$283,162	$275,606
Acquisition and Development	$113,689		$110,530	$113,511
Commercial and Industrial	$98,510		$76,723	$72,601
Residential Mortgage	$425,469		$398,648	$404,277
Consumer	$33,598		$23,455	$23,910
Investment securities	$232,371		$240,102	$245,135
Total deposits	$1,024,575		$1,039,390	$1,041,468
Noninterest bearing	$264,317		$252,049	$255,790
Interest bearing	$760,258		$787,341	$785,678
Shareholders' equity	$115,581		$108,390	$120,838

CAPITAL RATIOS	30-Sep	31-Dec	30-Sep
	2018	2017	2017
Period end capital
Tier 1 to risk weighted assets	15.34%	14.97%	15.77%
Common Equity Tier 1 to risk weighted assets	12.82%	12.54%	12.36%
Tier 1 Leverage	11.72%	11.00%	11.46%
Total risk based capital	16.35%	15.98%	16.88%

ASSET QUALITY
Net (recoveries)/charge-offs for the quarter	$(84)	$1,508	$68
Nonperforming assets: (Period End)

Nonaccrual loans	$4,824	$7,118	$11,643
Loans 90 days past due and accruing	$559	$595	$997
Total nonperforming loans and 90 days past due loans	$5,383	$7,713	$12,640

Restructured loans	$4,992	$5,955	$8,141
Other real estate owned	$7,482	$10,141	$9,781

Allowance for loan losses to gross loans, at period end	1.07%	1.12%	1.21%
Nonperforming and 90 day past due loans to total loans, at period end	0.56%	0.86%	1.42%
Nonperforming loans and 90 day past due loans to total assets, at period end	0.40%	0.58%	0.93%